Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, NEW YORK,

NORTHERN VIRGINIA, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C

May 8, 2019

Southwest Gas Holdings, Inc.

5241 Spring Mountain Road

Post Office Box 98510

Las Vegas, Nevada 89193-8510

Ladies and Gentlemen:

We have acted as counsel to Southwest Gas Holdings, Inc., a California corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the public offering of shares of the Company’s common stock, $1.00 par value (the “Common Shares”), that may be offered and sold by the Company from time to time as set forth in the prospectus dated as of the date hereof (the “Prospectus”). This opinion is rendered in connection with the proposed issuance and sale from time to time of Common Shares with an aggregate Sales Price of up to $300,000,000, in accordance with the terms of that certain Sales Agency Financing Agreement (the “Sales Agency Agreement”), dated as of May 8, 2019, by and between the Company and BNY Mellon Capital Markets, LLC as the sales agent, as described in the Prospectus.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale by the Company of the Shares. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

We are of the opinion that upon completion of the procedures proposed to be taken by the Company as set forth in the Sales Agency Agreement and in the Prospectus, the Common Shares that may be issued and sold by the Company will be duly authorized, legally issued, fully paid and non-assessable when sold.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference therein to us under the caption “Legal Matters” in the Prospectus which form parts of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP